                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                SYNON CORPORATION

         Richard H. Goldberg and Paul K. Wilde each hereby certifies that:

         (1) They are the President and Secretary, respectively, of Synon Corporation, a Delaware corporation (the "Corporation").

         (2) The first three paragraphs of Article FOURTH of the Certificate of Incorporation of this Corporation are hereby amended to read in their entirety as follows:

                  "The Corporation is authorized to issue two classes of capital stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 62,972,686 shares.
         The total number of shares of Common Stock that the Corporation shall have authority to issue is 50,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 12,972,686 shares, $0.001 par value per share, of which: (i) 2,687,750 shall be designated Series A Preferred Stock ("Series A Preferred"), (ii) 3,618,269 shall be designated Series D Preferred Stock ("Series D Preferred"), (iii) l,666,667 shall be designated Series E Preferred Stock ("Series E Preferred"), and (iv) 5,000,000 of which shall be undesignated as to series. Upon the filing of this Certificate of Amendment, each two (2) issued and outstanding shares of Common Stock of this corporation shall be exchanged for and converted into one (1) share of Common Stock, including proportionate adjustments to the conversion prices of the outstanding Preferred Stock.

                  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Prior to the Company's Initial Public Offering (as defined below), no such series or alteration may be authorized which (i) impairs any right, privilege, preference or term accorded any existing series of Preferred Stock, (ii) grants any liquidation preference on parity with or superior to the Series E Preferred Stock, (iii) initially authorizes any series with voting rights or dividend preferences greater than that accorded one share of Common Stock or otherwise provides for disproportionate voting privileges, (iv) authorizes the redemption of such series or is entered into with any contract requiring the repurchase of such series (or part thereof) or (v) is initially convertible into more than one share of Common Stock or otherwise provides for disproportionate conversion privileges.

                  The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         (2) Section 3(b) of Article FOURTH of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

                  "(b) After payment of the full amount of the Liquidation Preference for the Series E Preferred has been made to the holders of such shares, the holders of shares of Series D Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of Common Stock or any other series of Preferred Stock or other class or series of capital stock, an amount per share of Series D Preferred equal to $3.35 for each outstanding share of Series D Preferred (the "Original Series D Issue Price") plus an amount equal to all declared and unpaid dividends (such sum being referred to as the "Liquidation Preference" for the Series D Preferred). In the event the assets of the Corporation are insufficient to pay such Liquidation Preference in full, the assets shall be distributed pro rata among the holders of the Series D Preferred based on the number of shares of stock owned by each holder."

         (3) Section 6 of Article FOURTH of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

                  "Section 6. Status of Shares. Upon any conversion or any redemption, repurchase or other acquisition by the Corporation of shares of Series A Preferred, Series D Preferred or Series E Preferred, the shares of Series A Preferred, Series D Preferred or Series E Preferred so converted, redeemed, repurchased or acquired shall be retired and canceled and shall not be available for reissuance, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock."

         (4) Section 3 of Article THIRTEENTH of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

                  "Section 3. Scope of Article. The provisions of this Article THIRTEENTH shall be effective to the maximum extent permitted by law, but shall terminate and no longer be effective upon the closing of the Corporation's Initial Public Offering (as defined in Article FOURTH)."

         (5) Article FOURTEENTH of the Certificate of Incorporation of this Corporation is hereby amended by adding the following new Section 5:

                  "Section 5: Scope of Article. The provisions of this Article FOURTEENTH shall terminate and no longer be effective upon the closing of the Corporation's Initial Public Offering (as defined in Article FOURTH)."

         (6) The Certificate of Incorporation of this Corporation is hereby amended by adding the following new Article FIFTEENTH:

                  "FIFTEENTH. Following the closing of the Corporation's Initial Public Offering (as defined in Article FOURTH), in the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors."

         (7) This Certificate of Amendment of Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         (8) This Certificate of Amendment of Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware, by the written consent of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, and written notice of such action has been given to the holders of such shares who did not so consent, in each case in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Synon Corporation, has caused this Certificate to be signed by Richard H. Goldberg, its President and Chief Executive Officer, and attested by Paul K. Wilde, its Secretary, this ____ day of __________, 1997.

                                   SYNON CORPORATION

                                   By:
                                      ------------------------------------------
                                           Richard H. Goldberg
                                           President and Chief Executive Officer

Attest:

By:
   -------------------------------------
         Paul Wilde
         Secretary